Exhibit 10.1

LOAN NUMBER 0135164202 NOTE AMOUNT $4,000,000.00	LOAN NAME MusclePharm Corporation INDEX (w/Margin) Not Applicable	ACCT. NUMBER 351642 RATE 5.250% Creditor Use Only	NOTE DATE 02/20/15 MATURITY DATE 02/20/18	INITIALS 1286 LOAN PURPOSE Commercial

PROMISSORY NOTE

(Commercial - Single Advance)

DATE AND PARTIES. The date of this Promissory Note (Note) is February 20, 2015. The parties and their addresses are:

LENDER:

ANB BANK

3033 E. First Avenue

Denver, CO 80206

Telephone: (303) 394-5100

BORROWER:

MUSCLEPHARM CORPORATION

a Nevada Corporation

4721 Ironton Street # A

Denver, CO 80239

1.	DEFINITIONS. As used in this Note, the terms have the following meanings:

A.	Pronouns. The pronouns “I,” “me,” and “my” refer to each Borrower signing this Note, individually and together with their heirs, successors and assigns, and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Note. “You” and “Your” refer to the Lender, any participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan.

B.	Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C.	Loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D.	Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E.	Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

F.	Percent. Rates and rate change limitations are expressed as annualized percentages.

G.	Dollar Amounts. All dollar amounts will be payable in lawful money of the United States of America.

2.	PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, the principal sum of $4,000,000.00 (Principal) plus interest from February 20, 2015 on the unpaid Principal balance until this Note matures or this obligation is accelerated.

3.	INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of 5.250 percent (Interest Rate).

A.	Interest After Default. If you declare a default under the terms of the Loan, including for failure to pay in full at maturity, you may increase the Interest Rate otherwise payable as described in this section. In such event, interest will accrue on the unpaid Principal balance of this Note at 28.000 percent until paid in full.

B.	Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me.

C.	Statutory Authority. The amount assessed or collected on this Note is authorized by the Colorado usury laws under Colo. Rev. Stat. § 5-12-103.

D.	Accrual. Interest accrues using an Actual/360 days counting method.

4.	ADDITIONAL CHARGES. As additional consideration, I agree to pay, or have paid, these additional fees and charges.

A.	Nonrefundable Fees and Charges. The following fees are earned when collected and will not be refunded if I prepay this Note before the scheduled maturity date.

Loan. A(n) Loan fee of $40,000.00 payable from separate funds on or before today’s date.

UCC Recording. A(n) UCC Recording fee of $16.00 payable from separate funds on or before today’s date.

5.	REMEDIAL CHARGES. In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment. Additional remedial charges may be described elsewhere in this Note.

A.	Late Charge. If a payment is more than 10 days late, I will be charged 5.000 percent of the Amount of Payment or $25.00, whichever is greater. I will pay this late charge promptly but only once for each late payment.

6.	GOVERNING AGREEMENT. This Note is further governed by the Commercial Loan Agreement executed between you and me as a part of this Loan, as modified, amended or supplemented. The Commercial Loan Agreement states the terms and conditions of this Note, including the terms and conditions under which the maturity of this Note may be accelerated. When I sign this Note, I represent to you that I have reviewed and am in compliance with the terms contained in the Commercial Loan Agreement.

MusclePharm Corporation
Colorado Promissory Note	Wolters Kluwer Financial Services ©1996, 2015 Bankers Systems™	Initials
CO/4FWOGAMAN00000000000676047022015N			Page 1

7.	PAYMENT. I agree to pay this Note in 36 payments. A payment of $120,451.49 will be due March 20, 2015, and on the 20th day of each month thereafter. A final payment of the entire unpaid balance of Principal and interest will be due February 20, 2018.

Payments will be rounded to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to interest that is due, then to any charges that I owe other than principal and interest, and finally to principal that is due. If you and I agree to a different application of payments, we will describe our agreement on this Note. You may change how payments are applied in your sole discretion without notice to me. The actual amount of my final payment will depend on my payment record.

8.	PREPAYMENT. I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

9.	LOAN PURPOSE. The purpose of this Loan is to consolidate 50% of the MusclePharm Revolving Line of Credit.

10.	ADDITIONAL TERMS. Notwithstanding Section 8 above, I shall pay a prepayment penalty of 1% of any principal under the Note that I pay before it is due. If I make any such prepayment of principal on this Note, you may automatically apply the appropriate portion of that payment to the prepayment penalty rather than to principal, though your failure to do so will not relieve me of the obligation to pay the penalty.

IMPROVED REAL ESTATE: If this note is secured by improved real property, and should the real property at any time become located in an area designated by the Director of the Federal Emergency Management Agency as a special flood hazard area, Granter agrees to obtain and maintain Federal Flood Insurance for the full unpaid principal balance of the loan and any prior liens on the property securing the loan, up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Lender, and to maintain such insurance for the term of the loan.

GOVERNING LAW, WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. I, BY MY EXECUTION OF THIS AGREEMENT, ACKNOWLEDGE AND AGREE THAT IN CONNECTION WITH ANY LITIGATION, ACTION, CLAIM, SUIT OR PROCEEDING, AT LAW OR IN EQUITY, ARISING OUT OF, PERTAINING TO OR IN ANY WAY ASSOCIATED WITH THIS AGREEMENT, THE LOAN, THE PROPERTY, ANY SECURITY RELATING TO THE LOAN OR ANY OTHER LOAN DOCUMENTS, YOUR RELATIONSHIP WITH ME OR THE ACTIONS OF THE PARTIES HERETO IN CONNECTION WITH ANY OF THE FOREGOING, (i) THE PARTIES WAIVE ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY TRIAL BY JURY AND THE RIGHT TO CLAIM OR RECEIVE CONSEQUENTIAL (THAT IS, SPECIAL OR INDIRECT) OR PUNITIVE DAMAGES, (ii) YOU AND WE AGREE THAT ANY PROCEEDING RELATING TO THE FOREGOING W ILL BE LITIGATED IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF COLORADO AND CONSENT AND SUBMIT TO THE JURISDICTION OF SUCH COURTS, AGREE TO INSTITUTE ANY SUCH LITIGATION IN SUCH COURTS, CONSENT TO SERVICE OF PROCESS BY MAIL AND WAIVE ANY RIGHT WE MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN SUCH COURTS ARISING OUT OF THE MATTERS DESCRIBED ABOVE.

LATE FEES. In addition to any other amounts payable under any Loan Document, if any monthly or other periodic payment of principal, interest or any other amount payable by me is not paid within 10 days after it is due, I will also immediately pay a late fee equal to the greater of 5% of the delinquent payment or $25 (or, if less, the maximum amount permitted by applicable law). Such amount shall be immediately due under this Note and my obligation to pay it shall be an additional obligation secured by the Property and shall not limit any other rights or remedies you may have in connection with any default that may exist by virtue of such late payment or otherwise. Notwithstanding Section 4.A above, this late fee does not apply to a full payoff of the loan at maturity (except as to late periodic payments subsumed in such full repayment).

11.	SECURITY. The Loan is secured by separate security instruments prepared together with this Note as follows:

Document Name	Parties to Document
Security Agreement – MusclePharm Corporation	MusclePharm Corporation

12.	DUE ON SALE OR ENCUMBRANCE. You may, at your option, declare the entire balance of this Note to be immediately due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property. This right is subject to the restrictions imposed by federal law, as applicable. However, if I am in default under this Agreement, I may not sell the inventory portion of the Property even in the ordinary course of business.

13.	WAIVERS AND CONSENT. To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A.	Additional Waivers By Borrower. In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1)	You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(2)	You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3)	You may release, substitute or impair any Property securing this Note.

(4)	You, or any institution participating in this Note, may invoke your right of set-off.

(5)	You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

MusclePharm Corporation
Colorado Promissory Note	Wolters Kluwer Financial Services ©1996, 2015 Bankers Systems™	Initials
CO/4FWOGAMAN00000000000676047022015N			Page 2

(6)	I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B.	No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

14.	COMMISSIONS. I understand and agree that you (or your affiliate) will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.

15.	APPLICABLE LAW. This Note is governed by the laws of Colorado, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Colorado, unless otherwise required by law.

16.	JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.

17.	AMENDMENT, INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and me. This Note and the other Loan Documents are the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable. No present or future agreement securing any other debt I owe you will secure the payment of this Loan if, with respect to this loan, you fail to fulfill any necessary requirements or conform to any limitations of Regulations Z and X that are required for loans secured by the Property or if, as a result, this Loan would become subject to Section 670 of the John Warner National Defense Authorization Act tor Fiscal Year 2007.

18.	INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

19.	NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE A ND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

20.	CREDIT INFORMATION. I agree to supply you with whatever information you reasonably request. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.

21.	ERRORS AND OMISSIONS. I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

22.	WAIVER OF JURY TRIAL. All of the parties to this Note knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Note or any other Loan Document or related obligation. All of these parties acknowledge that this section has either been brought to the attention of each party’s legal counsel or that each party had the opportunity to do so.

23.	SIGNATURES. By signing, I agree to the terms contained in this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:
MusclePharm Corporation

By	Date
Richard Estalella, President

LENDER:
ANB Bank

By	Date
Sean Ribble, Vice President

MusclePharm Corporation
Colorado Promissory Note	Wolters Kluwer Financial Services ©1996, 2015 Bankers Systems™	Initials
CO/4FWOGAMAN00000000000676047022015N			Page 3